UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JANUARY 23, 2009

4C CONTROLS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

104 Summit Avenue
Summit, NJ 07902-0080
(Address of principal executive offices)

(908) 273-4442
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.                   Entry into a Material Definitive Agreement.

Strategic Alliance and Cosmo Skymed Distribution Agreement

On January 23, 2009, 4C Satellite Images & Technologies S.A. (“4C SatImage”), a wholly owned subsidiary of 4C Controls Inc. (“4C Controls”), entered into a Strategic Alliance and Cosmo Skymed Distribution Agreement (the “Agreement”) with e-GEOS S.p.A., a company organized under the laws of Italy (“e-GEOS”).  e-GEOS is a joint venture between the Italian Space Agency and Telespazio S.p.A., a company organized under the laws of Italy.

The Italian Space Agency has developed in cooperation with the Italian Ministry of Defense a constellation of three satellites (“Cosmo SkyMed”) which are already in orbit.  A fourth constellation satellite is planned for launch in 2010.  e-GEOS is the exclusive distributor of information produced by Cosmo SkyMed to commercial users throughout the world.

The Agreement grants to 4C SatImage the exclusive right to distribute satellite images of certain Middle East and North Africa (MENA) countries (the “Exclusive Market Territory 1”).

The contract also grants 4C SatImage exclusive distribution rights in certain countries in South East Asia (“Exclusive Market Territory 2”).  4C SatImage has been granted rights in Exclusive Market Territory 2 for one year, subject to extension based on certain performance conditions.  The conditions require that 4C SatImage and e-GEOS enter into an agreement providing for (i) the acquisition by 4C SatImage of a second Ground Station in year 2010; (ii) the creation by 4C SatImage of a network of sales offices in the countries included in the Exclusive Market Territory 2; and (iii) agreement on minimum annual commitment fees related to Exclusive Market Territory 2.

The exclusive distribution rights granted to 4C SatImage include worldwide sales of substantially all Cosmo SkyMed satellite images taken over the 4C SatImage exclusive territory countries as well as substantially all worldwide Cosmo SkyMed satellite images and products which are sold within the 4C SatImage exclusive territory countries.

In addition to the countries included in Exclusive Market Territory 1 and Exclusive Market Territory 2, the Agreement also provides 4C SatImage with the right to distribute Cosmo SkyMed products in all African countries not covered by one of the exclusive market territories (other than Algeria and Kenya) on a non-exclusive basis, pursuant to an ancillary agreement which 4C SatImage and e-GEOS have agreed to negotiate and sign prior to July 31, 2009.

4C SatImage and e-GEOS have also agreed to establish a preferred partner strategic alliance relationship.  In the event that 4C SatImage needs SAR satellite images in excess of the volumes covered by the Agreement, 4C SatImage will give preference to the acquisition of additional images from e-GEOS.  e-GEOS has been granted a right of first refusal for distribution rights in countries not included in the Exclusive Market Territory of future satellite data/products for which 4C SatImage or its affiliates obtain distribution rights.

4C SatImage has agreed to pay certain minimum annual fees to e-GEOS in consideration for the grant of the exclusive rights.  4C SatImage and e-GEOS have acknowledged that pursuant to applicable laws, there are legal limitations on collection of data and the ability to sell data in certain locations (including under applicable U.S. export-control laws and the Italian national policy for the utilization of the Cosmo SkyMed system).  The Italian Government has reserved the right to preempt, restrict or suspend 4C SatImage’s distribution and collection rights in accordance with the rules and restrictions deriving from Italian national policies.  The Agreement is governed by the laws of Italy.  Either Party may terminate the Agreement in the event of certain breaches.  At the fourth anniversary of the Agreement’s execution, 4C SatImage may opt to terminate the Agreement with twelve months notice.

Commercial User Terminal Purchaser Agreement

On January 23, 2009, 4C SatImage and e-GEOS entered into a Commercial User Terminal Purchase Agreement (the “Commercial User Terminal Purchase Agreement”), pursuant to which e-GEOS has agreed to sell to 4C SatImage certain equipment, a software license and an intellectual property license.  This equipment and licenses are essential to the Strategic Alliance and Cosmo Skymed Distribution Agreement and the distribution of Cosmo SkyMed products described above.  4C SatImage anticipates procuring a physical facility in the Middle East where the equipment is expected to be installed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

4C CONTROLS INC.

By:	/s/ Olivier de Vergnies
Name: Olivier de Vergnies
Title: Chief Executive Officer

Date: January 29, 2009